Code of Ethics

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Conduct



1. OBJECTIVE

Define a framework for action consistent with the Company's corporate values and principles in order to promote exemplary ethical behavior. It also promotes healthy and sustainable relations between the Company and its Stakeholders: customers, shareholders, directors, administrators, collaborators, suppliers, the State and society, as well as with the environment, in compliance with current legislation, and in accordance with internal policies, standards and procedures.

2. SCOPE

This Code of Ethics and Conduct is conceived as a set of action guidelines for shareholders, directors, administrators, employees, trainees and apprentices, intermediaries, allies, advisors and other third parties acting in the name and on behalf of the Company, its domestic and foreign affiliates and subsidiaries.

In addition, it seeks to frame the existing relationships between the Company and third parties with which it has a relationship.

This Code describes some commitments and guidelines that, together with common sense and ethical rigor, define the correct way to act in different situations. Likewise, these criteria must be followed in those situations that have not been expressly provided for in this Code.

3. DEFINITIONS

Expressions that are capitalized in this document and require a special definition are defined in the Transparency Program and in the Corporate Governance Code.

4. ETHICAL PILLARS

The Company seeks to ensure that its operations and supply chain are transparent, economically, socially and environmentally responsible. To this end, it has defined corporate values that give it identity and principles that inspire its actions. Among these values and principles are consolidated the ethical pillars that support the organizational culture.

4.1. Corporate values:

- **Service:** we know, we smile and we surprise.
- **Teamwork**: we have common objectives and we achieve them together.
- **Simplicity:** we work with focus on the clientele and without complication.
- **Innovation**: we are always looking for new ways of doing things, with a positive impact on results.
- **Passion for the result**: we are committed and committed, because we are inspired by what we do.

4.2. Principles

- **Integrity:** we have integrity in the way we act and the way we conduct our business relationships.
- **Fairness**: we are aware of fairness in relationships and respect the treatment of all people.
- **Respect:** we guarantee the dignity of the human being.
- **Transparency**: we are transparent, we are always governed by good governance.
- **Good governance**: building valuable relationships with our stakeholders

5. RULES OF CONDUCT

5.1. Proper handling of information

- **Confidentiality:** all shareholders, directors, administrators, employees, trainees and apprentices, allies, advisors and other third parties with a legal or contractual relationship with the Company, must make appropriate use of the information to which they have access in accordance with their role, functions or assignment, and shall avoid any behavior that by action or omission leads to the disclosure of confidential or privileged information for its own benefit or that of third parties, in accordance with the definition and Insider Trading Policy of the Corporate Governance Code.
- **Clarity:** all information disclosed to third parties in order to comply with current regulations or good practices must be truthful, accurate, complete and in accordance with the law and accounting standards.
- **Protection of personal information of third parties**: the Company respects the right to privacy of the holders of personal data that make up its various stakeholders and is committed to the responsible and safe use of such data, in accordance with current legislation and internal policies.
- **Information Security Policy:** It is the commitment of all users of the Company's information services to comply with the information security guidelines developed in the internal policies with the purpose of preserving the characteristics of availability, integrity and confidentiality of the same.

5.2. Proper use of company resources

- **Asset protection**: the Company's assets, services, work elements and other resources must be used exclusively for activities related to the Company and the proper performance of the position or function.

  Company resources must not be used for personal gain or for the benefit of a third party, nor to the detriment of the Company or for dishonest purposes.
- **Protection of the corporate image**: this is considered a valuable asset; therefore, all shareholders, directors, managers, employees, collaborators, allies, advisors, trainees and apprentices must safeguard the good name and reputation of the Company. Official communications and statements to the public may only be made by the media and persons expressly authorized to do so.

5.3. Prevention and control of money laundering and the financing of terrorism

- The Company has a general Policy for the Prevention and Control of Money Laundering and Financing of Terrorism, which defines guidelines and establishes the system to be implemented in order to mitigate the risk of being used to give the appearance of legality to assets acquired through illicit activities or to finance terrorism.
- Shareholders, directors, administrators, collaborators, trainees and apprentices must comply with the general prevention policy, as well as the provisions contained in the manual defined by the Company, which sets forth in detail the procedures, mechanisms and controls aimed at mitigating the risk of money laundering and financing of terrorism.

5.4. Donation policy

The Company has a strategy through which it develops sustainability principles based on the contribution to economic growth, social development and environmental protection of the country. In accordance with the above, the Company may make donations in kind or in cash to third parties, under the parameters established in the Donations Policy.

Similarly, the Company considers that the exercise of democracy constitutes one of the fundamental axes for the contribution to the economic growth and social development of the country. To this extent, we support initiatives that promote a combination of public and private financing of political campaigns, in order to avoid corrupt practices in the exercise of democracy due to the concentration of a single source of financing.

To this extent, and taking into account that in the Colombian case, the financing of political campaigns by individuals is a legal and legitimate source of financing, the Company accepts that in order to contribute to the strengthening of democracy, donations are made to political parties, political movements and significant groups of citizens with legally recognized legal status, for which the parameters established in the Donations Policy must be complied with.

5.5. Conflict of interest policy

The Company defines a Conflict of Interest as any situation in which the interests of an employee, shareholder, administrator or manager of the Company, its subsidiaries, subordinates or Related Parties, its strategic allies or external auditors, or any third party related to the aforementioned, conflict with the interests of the Company, putting at risk the objectivity and independence in decisionmaking or in the exercise of their functions.

Related third party shall be understood to mean:

(i) Close relatives of the employee or of the Administrator
(ii) Relatives up to the third degree of consanguinity or affinity, and civil or civil relationship
(iii) Any other third party against whom there is a risk of loss of objectivity or independence

Conflicts shall be divided into: (i) conflicts of interest that in the judgment of the Conflict of Interest Committee affect the operations of the Company as a whole and are of such magnitude as to make it impossible for the person involved to perform his or her duties, and (ii) conflicts of interest that in the judgment of the Conflict of Interest Committee can be managed by following the rules set forth in this Policy.

In relation to the Conflicts of Interest Policy, the particular situations described in the Corporate Governance Code, including those contained in the Regulations of the Board of Directors and in Relation to Stakeholders, shall be taken into account.

5.5.1 Potential conflict of interest events

In accordance with the definition of conflict of interest developed in section 6.5 of this Policy, employees must immediately inform the Conflict of Interest Committee through the channels provided for this purpose of situations that give rise to a potential conflict of interest. Some of the typologies listed below are not limited to other events that may arise. Each case will be evaluated within the functional framework of the collaborator, where a situation is identified in which his or her objectivity and independence may be affected in the exercise of his or her functions or decisionmaking:

- Employee works with a relative or affective partner in the company Collaborator with influence or influence in the selection of personnel Collaborator with influence in the contracting of suppliers.
- Collaborator carries out extra-occupational activities or has a private business.
- Collaborator, family member or related person has a shareholding in a company with ties or possible commercial ties to the company.
- Collaborator, relative or related person has participation in the Board of Directors, in a company with ties or possible commercial ties to the company.
- Family member or related party works with a third party that has a relationship or potential business relationship with the company.
- Family member or related person is a supplier or potential supplier to the company.
- Family member or related person works for the competitor.

5.5.2 Conflict of interest management procedure

- Conflicts of interest at different levels of the organizational structure, the Board, the Board of Directors, and the Board of Directors.
- The Board of Directors and its shareholders shall be governed by the provisions of the Corporate Governance Code and, in addition, by the provisions of this Code of Ethics and Conduct.
- Directors or collaborators belonging to levels 1 to 4 of the organizational structure, as well as critical positions defined by the Company, must make the annual conflict of interest declaration, whether or not they are in a conflict situation, and by the means provided by the Company.
- All employees, regardless of the level of their position or function, who find themselves in a situation of conflict of interest must report it immediately, through the means defined by the Company.
- The request to convene the Conflict of Interest Committee, the declaration of a conflict of interest situation and in general any information related to the same, which gives rise to the convening of this Committee, may be made through the following channels provided for this purpose:

- ✓ The Human Resources system provided by the Company, that is, Red Humana or its equivalent.
- ✓ Or email conflictodeintereses@grupo-exito.com.
- ✓ Or by delivering a written communication addressed to the head of the employee presenting the situation, to the head of human resources and to the Conflict of Interest Committee.

The Conflict of Interest Committee shall meet periodically at the call of the person holding the position of General Secretary, of the Secretary of the Committee appointed in the respective Committee, or of the Audit and Risk Committee. When the Conflict of Interest Committee requests clarifications from those involved, a response must be given within the term granted in the respective request for such purpose. Likewise, the Committee shall order, in those cases in which it is necessary, to follow up on the conflict situation and shall indicate those responsible for doing so.

5.5.3. Conflict of Interest Committee

The Conflict of Interest Committee is responsible for ensuring compliance, defining and ultimately settling all matters related to this Policy, and shall define the solutions and sanctions to be imposed in each case when there is a breach of the duties and/or prohibitions defined in this Policy. It may have a secretary who will be in charge of issuing all the necessary summons and notifications.

The Conflict of Interest Committee shall be composed as follows:

- In the event that the circumstances under analysis refer to one of the members of the Board of Directors, it shall be formed by the remaining members of the Board of Directors not involved, who shall determine whether or not the respective conflict of interest exists.

- In the event that the circumstances under analysis refer to whoever holds the position of Executive President, Retail Operating President and Vice Presidents of the Company (Levels 1 and 2), as well as whoever holds the position of General Secretary and Internal Audit, the Audit and Risk Committee shall act as the Conflict of Interest Committee.

- In the event that the circumstances under analysis refer to Company employees who are not expressly related to the above events (Levels 3 and above) and critical positions, the Conflict of Interest Committee shall be formed by whoever holds the position of Vice President of Human Resources, General Secretary and Internal Audit, who may delegate the execution of the corresponding actions.

5.5.4 Participation of Company employees on Boards of Directors, Advisory Committees, Boards of Directors or similar bodies of other companies or entities

The Company's employees who are invited to participate in Boards of Directors, Advisory Committees, Boards of Directors or similar bodies of other companies or entities, must inform The Company of such situation through the declaration of the potential conflict of interest. Under no circumstances may such invitations be accepted if they come from a competitor of The Company.

The situations under analysis shall be submitted to the Conflict of Interest Committee according to the rules of formation established in section 6.5.3 Conflict of Interest Committee of this Policy.

In the event that the collaborator's participation is approved, he/she must:

- Send a communication to the company or entity that made the invitation with a copy to cintereses@grupo-exito.com, informing that their participation is in a personal capacity, and that their interventions and positions do not represent the Company.
- Refrain completely from participating in deliberations and opinions involving The Company.
- Refrain completely from giving out confidential and privileged information to which he/she has access in the performance of his/her duties.
- In the event that such participation gives rise to a situation where the interests of the collaborator as a member of the Board of Directors, or advisory committee, or board of directors or similar body, are in conflict with the interests of the Company, putting at risk the objectivity and independence in decision making and that may make it impossible to exercise his/her position as a member of the Board or the respective committee, he/she must submit a written resignation to the body of the company from which he/she has received the invitation. Said communication must be sent to the conflict of interest email cintereses@grupo-exito.com.

5.5.5. Authorization of transactions for the sale or acquisition of securities.

- In accordance with the Insider Trading Policy contained in the Corporate Governance Code, in the event that the circumstances under analysis refer to transactions involving the sale or acquisition of securities related to a manager or administrator who has access to privileged information, the authorization rules set forth in the aforementioned Policy shall be followed in order to obtain authorization from the Board of Directors, which shall evaluate and define in each particular case whether the transaction is not speculative.

- For employees who do not have the status of administrators, the authorization shall correspond to the Conflict of Interest Committee, which shall be formed according to the rules defined in section 5.5.1 of this Conflict of Interest Policy.

5.5.6 Disclosure

The Company's management shall disclose those situations in which, as a consequence of a possible situation of Conflict of Interest of one or some of the members of the Board of Directors and other Administrators, the affected person has abstained from participating in the respective meeting and/or vote, in the Corporate Governance Report.

5.5.7 Periodic information

The members of the Board of Directors, Legal Representatives, members of Senior Management and other Administrators of the Company shall periodically inform the Board of Directors of the direct or indirect relationships they maintain among themselves, or with other entities or structures belonging to the Business Group of which the Company is a part, or with the Company, or with suppliers, or with customers or with any other Interest Group, from which situations of conflict of interest could arise or influence the direction of their opinion or vote.

The frequency of this report for members of the Board of Directors is quarterly. For the Legal Representatives, members of Senior Management and other Administrators, it is annual.

5.6. Related party transactions policy

In order to act with transparency in the market, the Company guarantees the application of the Related Party Transactions Policy contained in the Corporate Governance Code.

5.7. Policy for Receiving and Giving of Gifts and Hospitality

The Company recognizes that in relations with third parties it is common to receive or grant gifts or hospitality, for which reason it has a Policy for Receiving and Granting Gifts and Hospitality, which establishes rules of conduct to ensure that these actions have a legitimate purpose and are carried out under ethical conditions, avoiding compromising objectivity in the relationship with third parties.

5.8. Sustainability Policies

The Company is committed to the development of sustainability actions that contribute to economic and social growth and environmental protection, in accordance with the policies defined in the Corporate Governance Code.

TRANSPARENT AND SUSTAINABLE RELATIONSHIPS WITH STAKEHOLDERS

Without prejudice to the rights, duties and principles established in the Corporate Governance Code, the ethical guidelines that govern the relations between the Company and its Stakeholders are described below.

Given its cross-cutting nature, and in accordance with the principles of the Global Compact, the Company will have a Human Rights Policy aimed at respecting human rights in its relations with its Stakeholders, with special attention to its employees and its supply chain.

In addition, the company is committed to promoting among its stakeholders, such as employees, customers, suppliers, shareholders and investors and society in general, respect for differences,

regardless of age, gender, sexual orientation, nationality, race, disability, social status or religion, and rejects all forms of discrimination for whatever reason, values diversity and promotes the exchange of views and ideas in a respectful and constructive manner.

6.1. Shareholders and investors

- The Company acts under the principle of fair treatment of all its shareholders and investors and, especially, respect for the rights of minority shareholders.
- The Company discloses financial information, communications to the market, and relevant information of interest to its shareholders and investors, under the principle of transparency, the law and good Corporate Governance practices.

6.2. Collaborators

- The Company assumes as one of its main responsibilities as an employer, respect for the human rights of its employees, and recognizes their universal and inviolable nature, in accordance with international treaties ratified by Colombia.
- Promotes fair working conditions and is characterized as a socially responsible employer.
- Always seeks to ensure an environment of equity and fair remuneration.
- One of the pillars of the Company's Recruitment and Selection Policy is transparency. In this regard, the various selection and promotion processes in the Company must not be tainted by favoritism or nepotism. Employees who are responsible for deciding on the hiring of a candidate who is a relative must immediately inform conflictodeintereses@grupo-exito.com, in order to define the appropriate treatment in accordance with the Conflict of Interest Policy.

- It also ensures the health, safety, dignity, reputation and integrity of all its employees and compliance with current regulations. It prevents and rejects any manifestation of harassment at work.
- The Company requires its suppliers to comply with labor, social security and occupational safety standards by signing agreements and the Suppliers' Ethical Charter. The latter is promoted among ownbrand and white line suppliers, as well as new suppliers of goods and services.

6.3. Suppliers

- The Company works together with its suppliers to achieve the expected economic results and generate opportunities for growth and development, under the recognition and respect for the ethical guidelines that guide its actions, and in this sense, extends its commitment to transparency, and the rejection of all forms of fraud, bribery or corruption.
- Through the Supplier's Ethical Charter, the Company reaffirms its commitment to promote responsible trade in its supply chain and requires its suppliers to respect the human and labor rights of its employees, maintaining a work environment that guarantees their occupational health and safety, respect for the environment, and the establishment of business relationships free of any conduct contrary to the law or ethics.
- In addition, in accordance with the selection and evaluation policies of those who provide goods and services, the requirements and procedures for their selection are disclosed under equal conditions, which are based on criteria of objectivity, transparency, cost-effectiveness and fair and nondiscriminatory treatment.
- Failure by the supplier to comply with the provisions of the Policy on Receiving and Giving Gifts and Hospitality may result in exclusion from the RFP or termination of its contract, as the case may be.

6.4. Clients

- The Company is committed to providing its customers with superior service and respect for their rights.
- Likewise, marketing and sales strategies will present products or services in a transparent manner, without exaggeration or deception, in compliance with applicable legislation, depending on the product or service in question. Likewise, customer complaints and claims will be diligently addressed, seeking to satisfy their needs in a fair and non-discriminatory manner.

6.5. State

- The Company ensures that it respects and complies with the regulations governing the different activities it carries out in each jurisdiction where it has a presence.
- The management of the Company's interests before public authorities and government agencies, regarding decisions and regulations that affect the Company, is carried out within the rules and mechanisms established by current regulations. These efforts are carried out mainly through the trade associations to which the Company belongs.
- It also cooperates with the competent authorities in the exercise of its functions and powers, in accordance with its rights and duties under the law.
- It also reiterates its commitment to ethics and transparency, and its rejection of fraud, bribery and corruption, for which reason it prohibits shareholders, administrators, directors, collaborators, suppliers, contractors, intermediaries, associates and other related third parties from offering or promising, directly or indirectly, sums of money or any object of pecuniary value or any other benefit

or utility to any public or private entity or public servant, whether national or foreign, in order to obtain in exchange for a benefit in business, sums of money or any object of pecuniary value or any other benefit or utility, to any public or private entity, or to a public servant, whether national or foreign, in order to obtain in exchange a benefit in the business, procedures or national or international transactions carried out as a function of the relationship with the Company.

6.5.1 Public servant relations policy

This policy constitutes a set of guidelines for employees and third parties who engage in activities related to public servants and public authorities (hereinafter "lobbying") on behalf of the interests of the Company, its affiliates and national subsidiaries.

Affiliates and subsidiaries located outside Colombia shall be governed by the regulations of each country, and in the absence of such regulations, they may adopt their own policies, provided they do not contradict this policy.

a) Definitions

For the purposes of this policy, the following definitions shall apply:

- **Lobbying:** is the term known internationally as "lobbying", which encompasses any action or effort before Public Servants and public authorities or their officials for the management of interests. Indirect lobbying is that in which the Company actively promotes the management of particular interests through a trade association.

  The purpose of lobbying is to participate in decisions with public effects that are of interest to the Company.

Lobbying activities shall be considered, among others, the monitoring of the actions of legislators or public authority, the provision of information or technical recommendations for a specific purpose to them and the maintenance of healthy, sustainable and transparent relations with public authorities for the proper management of political risk or country risk, provided that these activities are directly aimed at the management of the particular interest of the company.

For the purposes of this Policy, the Company's participation through the general mechanisms of citizen participation shall not be considered lobbying, nor the representation of its legal representatives or attorneys-in-fact of its interests in the framework of administrative and judicial proceedings of a particular nature in which it is a party.

- **Lobbyist** is the natural or legal person who performs lobbying activities with or without remuneration, who may be a collaborator, contractor or any other person who has a relationship with the Company, provided that he/she has been entrusted to act on behalf of the Company's interests.

  Lobbyists other than those employees authorized for this purpose in the company, their appointment shall correspond, in each specific case, to their suitability for the defense of a particular interest; however, in order to legitimize their actions, they must have written authorization from whoever holds the position of Vice President of Corporate Affairs of the Company or from the Governance and Social Responsibility Department.
- **Political risk or country risk**: is the entire spectrum of external conditions in the political, social and regulatory environment that may affect the fulfillment of the Company's objectives, its operation and even its sustainability.
- **Trade Union Entity:** is the legal entity that groups interests of the same sector, and for the purposes of this policy is considered as a legal entity that lobbies on behalf of common interests.

Public authority: natural or legal person empowered by the regulations in force to exercise decisionmaking power on behalf of the State and whose actions bind and affect individuals, including

all agencies and entities comprising the various branches of government in their different orders, sectors and levels, the autonomous and independent bodies of the State and individuals when they perform administrative functions.

Public Servant: a person who holds a legislative, administrative or judicial position in a State, its political subdivisions or local authorities, or in a foreign jurisdiction, regardless of whether the individual has been appointed or elected.

- **b) Principles**

This Policy shall be guided by the principles enshrined at the beginning of this Code, and shall additionally have as guiding principles respect for the rules governing the activities of the Company, and recognition of the importance of the participation of all, including the Company, in the processes of formulation and adoption of public decisions that affect them, within an ethical and responsible framework.

c) Guidelines

- The management of the Company's interests vis-à-vis public authorities and government agencies, regarding decisions and regulations that affect it, is carried out within the rules and mechanisms established by current regulations.

The Company will respect the laws and regulations that may be issued to regulate lobbying in the jurisdictions where it operates and will follow the procedures and mechanisms that are binding in compliance with current regulations.

- Lobbying activities undertaken on behalf of the Company's interests shall respect the guidelines of conduct and principles established in the Transparency Program, the Code of Ethics and Conduct and other related policies and procedures.
- In lobbying activities, the lobbyist must always be accompanied by another employee or whoever has the authority to represent the Company.
- If an area of the Company requires the management of a matter of its interest before a government authority or agency, it must contact the Vice President of Corporate Affairs or the head of the Government and Social Responsibility Department to coordinate the required support.
- The Company may carry out lobbying activities through third parties, for which due diligence processes shall be previously carried out by the Compliance Officer to prove their suitability in relation to the principles and rules of this Policy. For these purposes, the interested area must make the respective request to the mailbox oficialdecumplimiento@grupo-exito.com.
- The Company shall publish annually in its Corporate Governance Report the guidelines under which it carried out its lobbying activities.

6.6. Competition

- The Company promotes respect for the rules of free competition and good business practices, and strives to foster and maintain transparent relations with competitors.

- Restrictive market practices and unfair competition, in any of its modalities, are prohibited. Nor does it admit that information is obtained from competitors in an illegal manner.

- In order to comply with the above purposes, the Company focuses on the prevention of restrictive market practices and unfair competition, through ongoing training to employees of processes that by their nature have a higher level of exposure to these risks, in order to provide guidelines and create a culture to ensure legal compliance and transparency in the relationship with competitors.

6.7. Society

The Company, aware of the impact that the development of its activity has on society, will establish specific action plans for the populations potentially affected by the development of the projects.

In order to promote permanent dialogue with society, the Company has corporate communication channels and public access.

7. MONITORING COMPLIANCE WITH THE CODE OF ETHICS AND CONDUCT

The Ethics Committee, whose objective, rules of formation and functions are defined in the Transparency Program, is responsible, among others, for monitoring the level of application of this Code of Ethics and Conduct, ensuring its compliance, and defining the necessary actions for the periodic disclosure and strengthening of the highest standards of ethical conduct within the Company.

Among its functions are to review cases that threaten transparency in any event where the Company is affected and to direct the required investigations.

8. NON-COMPLIANCE WITH THE PROVISIONS OF THE CODE OF ETHICS

All administrators and employees, regardless of their position or function, who violate the provisions of this Code of Ethics and Conduct, may be subject to the corresponding disciplinary measures or

actions, including termination of the employment contract by unilateral decision of the Company and for just cause, without prejudice to the pertinent legal or judicial actions.

Likewise, employees who encourage others to breach the provisions of this Code, or who conceal any situation of which they are aware and which must be reported, or hinder the investigation of possible fraudulent conduct, may be subject to the measures described above.

9. QUESTIONS AND REQUESTS

Employees who have concerns, requests or comments about the content or interpretation of this Code, or who suspect possible violations or non-compliance with this Code, should immediately report them through one of the following confidential channels, administered by a third party:

- Transparency Hotline 018000-522526
- E-mail: etica@grupo-exito.com
- Web ethics form available on the corporate intranet for employees and on the corporate website.

Reports will be handled with absolute confidentiality, guaranteeing their confidentiality and the possibility of anonymity of the person making the report. It is also guaranteed that no whistleblower will be subject to retaliation, nor will any sanction be imposed when the whistleblower is a collaborator, for the mere fact of having reported.

Notwithstanding the foregoing, when it is established that the employee who has made a complaint has acted in bad faith, alleging false or unfounded facts, the Company may take the corresponding actions in accordance with the applicable rules and the Internal Labor Regulations.

10. RELATED DOCUMENTS

- Corporate Governance Code
- Transparency Program
- Policy for Receiving and Giving of Gifts and Hospitality
- Donation Policy
- Policy for the prevention and control of the risks of Money Laundering, Financing of Terrorism and Financing of the Proliferation of Weapons of Mass Destruction (LAFT/FPADM).
- Sustainability Policy
- Supplier's Ethical Charter